Exhibit 99.1

July 2, 2007

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Corporate Public Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.com	(814) 231-4438, email: jlehtihet@c-cor.com

C-COR COMPLETES SALE OF OUTSIDE PLANT AND INSTALLATION SERVICES

BUSINESS TO SOURCE BROADBAND SERVICES, LLC

State College, PA (July 2, 2007)—C-COR Incorporated (NASDAQ: CCBL) today announced that the Company has completed the sale of its Outside Plant and Installation Services business to Source Broadband Services, LLC, a privately held, Georgia-based provider of fulfillment and technical services to cable operators, pursuant to an asset purchase agreement, dated June 4, 2007. The transaction closed on June 29, 2007.

About C-COR

C-COR technology and know-how are at the heart of today’s personalized, multi-screen communications and entertainment. The largest cable operators and other private and public network operators around the world look to C-COR for broadband access equipment to expand bandwidth, unified video platforms for delivery of on demand content, and integrated back-office OSS for a 360 degree view of the network, subscribers and workforce. C-COR’s common stock is listed on the NASDAQ Global Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index. For additional information regarding C-COR, visit www.c-cor.com.

About Source Broadband Services, LLC

Source Broadband Services, LLC is a fast growing provider of customer-focused Fulfillment and Technical Services, serving leading broadband network operators. The company anticipates operations in 10 states in 2007.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties. Factors which could cause actual results to differ from expectations include, among others, the capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, the Company’s ability to implement its restructuring and cost reduction measures, and the Company’s ability to achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.

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